SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934*


                                   LION, INC.
                                (Name of Issuer)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    53620L102
                                 (CUSIP Number)

                                DECEMBER 31, 2001
             (Date of Event Which Requires Filing of this Statement)



     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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

CUSIP NO. 53620L102                     13G                    PAGE 1 OF 1 PAGES


________________________________________________________________________________
1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     SAM RINGER

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                 (b)

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA

________________________________________________________________________________
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           1,708,920
               _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         1,708,920
               _________________________________________________________________
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,708,920

________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%

________________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

*SEE INSTRUCTIONS


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


ITEM 1.

      (a)  Name of Issuer: LION, Inc.

      (b)  Address of Issuer's Principal Executive Offices:

           4700-42nd Ave. SW, Suite 430, Seattle, WA 98116


ITEM 2.

      (a)  Name of Person Filing: Sam Ringer

      (b)  Address of Principal Business Office:

           4700-42nd Ave. SW, Suite 430, Seattle, WA 98116

      (c)  Citizenship: United States of America

      (d)  Title of Class of Securities: Common Stock, $.001 par value per share

      (e)  CUSIP Number: 53620L102


ITEM 3.   Not applicable


ITEM 4.   OWNERSHIP.

      (a)  Amount beneficially owned: 1,708,920

      (b)  Percent of class: 5.2%

      (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or direct the vote 1,708,920

          (ii)  Shared power to vote or direct the vote -0-

          (iii) Sole power to dispose or direct the disposition of 1,708,920

          (iv)  Shared power to dispose or direct the disposition of -0-


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not Applicable

ITEM 8.  IDENTIFICATION  AND  CLASSIFICATION  OF MEMBERS OF THE GROUP.

         Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP.

         Not Applicable


ITEM 10.  CERTIFICATIONS.

         Not Applicable




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                               November 1, 2002
                                        ----------------------------------------
                                                        (Date)


                                         /s/ Sam Ringer
                                        ----------------------------------------
                                                      (Signature)


                                         Sam Ringer, Director
                                         ---------------------------------------
                                                      (Name and title)




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